                                                            Exhibit 99.1

                                                         DONNKENNY, INC.
                                                         Harvey Horowitz
                                                          Vice President
                                                          (212) 730-7770

                                                     Investor Relations:
                                                  David Walke/Howard Zar
                                    Press:  Stacy Berns/Michael McMullan
                                           Morgen-Walke Associates, Inc.
                                                            212-850-5600

              HARVEY APPELLE NAMED CHAIRMAN OF DONNKENNY, INC.
                -BOARD APPOINTS EXECUTIVE OPERATING COMMITTEE-

     New York, N.Y., December 18, 1996--Donnkenny, Inc. (Nasdaq: DNKY) today announced that Richard Rubin has resigned as the Company's President and Chief Executive Officer. Mr. Rubin also resigned from the Company's Board of Directors. Mr. Rubin agreed to serve as a consultant to the Company for a period of one year while pursuing other business opportunities. At a special meeting of the Company's Board of Directors held today, Harvey Appelle was appointed Chairman of the Board. The Company also stated that the Board created an Executive Operating Committee which will consist of Mr. Appelle, Harvey Horowitz, Vice President and General Counsel of the Company, Stuart S. Levy, Vice President and Chief Financial Officer of the Company, Michael O'Malley and Herbert Kaufman.

     Harvey Appelle has been a member of the Donnkenny, Inc. Board of Directors since 1989. Mr. Appelle was formerly a Managing Director of Merrill Lynch's Investment Banking Group, which was the major equity owner of Donnkenny from 1989 until 1993. In that capacity, Mr. Appelle was responsible for management of Merrill Lynch's investment in Donnkenny. Mr. Horowitz, who has been a member of the Company's Board since 1994, assumed his management positions as of October 1, 1996. Mr. Levy joined the Company on November 4, 1996. Mr. O'Malley has been with the Company since 1991 and Mr. Kaufman since 1990.

     The Company previously announced that it would be restating its financial reports for the 1994 and 1995 fiscal years. The Company expects that an audit of the restated 1994 and 1995 fiscal years will be conducted concurrent with the audit of the Company's current fiscal year which will end on December 31, 1996.

     Stuart S. Levy, the Company's Chief Financial Officer stated, "Shipments for the fourth quarter are strong and revenues for fiscal 1996 are significantly ahead of fiscal 1995."

     Donnkenny designs, manufactures, imports and markets women's sportswear and markets women's, men's and children's sportswear and intimate apparel featuring various licensed cartoon characters.

                                     # # #